EXHIBIT 99.1

CASMED Reports Second Quarter 2018 Financial Results

Achieves 20% U.S. FORE-SIGHT® sales growth, expands gross margin, narrows operating loss

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Aug. 02, 2018 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ: CASM) (“CASMED” or the “Company”), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three and six months ended June 30, 2018.

Net sales from continuing operations for the second quarter of 2018 were $5.3 million, up 16% from $4.6 million for the second quarter of 2017.  The Company incurred a net loss applicable to common stockholders of $2.1 million, or $0.08 per share, for the second quarter of 2018, compared with a net loss of $2.5 million, or $0.09 per share, for the second quarter of 2017.

In July 2017, the Company sold its non-invasive blood pressure product line and has reclassified those results to discontinued operations for the three and six months ended June 30, 2017.

Highlights of the second quarter of 2018, compared with the second quarter of 2017, include the following:

  Total FORE-SIGHT cerebral oximetry sales increased 17% to $5.2 million.
  U.S. FORE-SIGHT cerebral oximetry sales increased 20% to $4.4 million.
  Total FORE-SIGHT sensor sales increased 13%, and U.S. FORE-SIGHT sensor sales increased 16%.
  Gross profit margin improved to 60.1% from 52.0%.
  Operating loss declined to $1.1 million from $2.0 million.
  A net 66 FORE-SIGHT cerebral oximeters were shipped worldwide.
  A net 43 monitors were shipped in the U.S., bringing the adjusted installed base of U.S. monitors to 1,370 as of June 30, 2018, up 25% from the prior-year adjusted base of 1,099 units.
  As of June 30, 2018, the Company’s cash balance plus cash available under its line-of-credit was $7.0 million.

Management Commentary

“We are reporting strong financial results for the second quarter that feature top-line growth, gross margin expansion, and expense control, leading to a 43% reduction in our operating loss versus the prior year,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Total FORE-SIGHT sales increased 17%, our third consecutive quarter of year-over-year double-digit growth, led by a 20% increase in U.S. FORE-SIGHT sales.  Worldwide disposable sensor sales increased 13% and included 16% growth in U.S. sensor sales.

“Given our continued strong performance in the second quarter, we are affirming our full-year 2018 expectations for year-over-year mid-teen percentage growth for total FORE-SIGHT sales, U.S. FORE-SIGHT sales, and U.S. disposable sensor sales.  We are raising our expectation for international FORE-SIGHT sales to a low double-digit increase over 2017.”

Second-Quarter Financial Results

Net sales from continuing operations for the second quarter of 2018 increased 16% to $5.3 million, from $4.6 million for the second quarter of 2017.  Total FORE-SIGHT oximetry sales for the second quarter of 2018 increased 17% to $5.2 million, from $4.4 million in the prior-year period. Total FORE-SIGHT disposable sensor sales for the second quarter of 2018 increased 13% to $4.7 million, from $4.1 million for the prior-year period.  U.S. FORE-SIGHT sales for the second quarter of 2018 increased 20% to $4.4 million, from $3.7 million for the second quarter of 2017.  U.S. FORE-SIGHT disposable sensor sales for the second quarter of 2018 increased 16% to $4.0 million, from $3.5 million for the prior-year period.  International FORE-SIGHT sales for the second quarter of 2018 increased 4% to $0.8 million, versus $0.7 million for the second quarter of 2017.

Gross profit margin for the second quarter of 2018 was 60.1%, an improvement from 52.0% for the prior-year period, largely due to lower disposable sensor costs, higher gross margins on monitor sales, and lower manufacturing and service repair costs as a percentage of sales.

Interest expense for the three months ended June 30, 2018, was $0.6 million, which included $0.3 million of remaining unamortized debt issuance costs related to the Company’s prior debt agreement that was terminated in May 2018.  At that time, the Company secured a new 48-month bank debt package which included a $10.0-million term loan and a $2.0-million revolving line-of-credit. The term loan provides for an 18-month interest-only period through November 2019.

The operating loss for the second quarter of 2018 narrowed 43% to $1.1 million, from $2.0 million for the second quarter of 2017.  Increased sales, higher gross profit margin, and slightly lower operating expenses were responsible for the improvement.  Operating expenses for the second quarter of 2018 decreased 1% to $4.3 million, from $4.4 million in the prior-year period.  R&D expenses for the second quarter of 2018 decreased 3% to $0.8 million, from $0.9 million for the second quarter of 2017.  S,G&A expenses for the second quarters of 2018 and 2017 were unchanged at $3.5 million.

Six-Month Financial Results

Net sales from continuing operations for the first six months of 2018 increased 18% to $10.7 million, from $9.1 million for the prior-year period.  Total FORE-SIGHT oximetry sales for the first six months of 2018 increased 20% to $10.5 million, from $8.7 million for the first six months of 2017.  Total FORE-SIGHT sensor sales for the first six months of 2018 increased 16% to $9.4 million, from $8.1 million for the first six months of 2017.  U.S. FORE-SIGHT oximetry sales for the first six months of 2018 were up 20% to $8.9 million, from $7.4 million in the prior-year period.  U.S. FORE-SIGHT sensor sales for the first six months of 2018 increased 15% to $8.1 million, from $7.0 million for the first six months of 2017.  International FORE-SIGHT sales increased 17% to $1.6 million, from $1.4 million in the prior-year period.

Gross profit margin for the first six months of 2018 was 58.4%, up from 53.3% for the prior-year period.  The operating loss for the first six months of 2018 narrowed 41% to $2.3 million, from $3.9 million for the first six months of 2017.  Operating expenses for the first half of 2018 decreased 2% to $8.5 million, from $8.7 million for the first half of 2017.

Interest expense for the six months ended June 30, 2018, was $0.9 million, which included $0.3 million of remaining unamortized debt issuance costs related to the Company’s prior debt agreement.

The net loss applicable to common stockholders for the first six months of 2018 was $4.0 million, or $0.14 per share, compared with $4.7 million, or $0.17 per share, for the first six months of 2017.

Cash, cash equivalents, plus available borrowings under the line of credit were $7.0 million as of June 30, 2018.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (800) 608-8202
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/.

A telephone replay will be available from 1:00 p.m. Eastern time on August 2, 2018, through 11:59 p.m. Eastern time on August 15, 2018.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 2195364
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED’s vision is:  “That no patient is harmed by undetected tissue hypoxia.”  Our FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.FORE-SIGHT.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, risks related to tariffs, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2017, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," “guidance,” "may," "objective," "plan," "possible," "potential," "project," "will,” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2018	2017

Cash and cash equivalents	$5,195,274	$5,652,996
Accounts receivable	2,969,708	2,918,950
Inventories	1,163,898	1,076,261
Other current assets	451,866	353,079
Total current assets	9,780,746	10,001,286

Property and equipment	8,528,211	8,251,236
Less accumulated depreciation	(6,385,500)	(6,080,350)
	2,142,711	2,170,886

Intangible and other assets, net	764,135	802,391
Total assets	$12,687,592	$12,974,563

Accounts payable	$1,239,500	$691,596
Accrued expenses	1,628,035	1,651,873
Notes payable	163,521	86,079
Current portion of long-term debt, less unamortized debt issuance costs	-	2,733,831
Liabilities associated with discontinued operations	-	35,000
Total current liabilities	3,031,056	5,198,379

Long-term debt, less current portion, less unamortized debt issuance costs	9,145,273	4,943,195
Other long-term liabilities	400,000	320,000
Total liabilities	12,576,329	10,461,574

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	115,343	114,487
Additional paid-in capital	32,719,687	31,989,207
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(46,559,927)	(43,426,865)
Total stockholders' equity	111,263	2,512,989

Total liabilities & stockholders' equity	$12,687,592	$12,974,563

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales from continuing operations	$5,291,173	$4,572,032	$10,735,632	$9,115,410

Cost of sales	2,110,572	2,193,832	4,468,293	4,255,093
Gross profit	3,180,601	2,378,200	6,267,339	4,860,317

Operating expenses:
Research and development	833,680	858,359	1,635,318	1,644,936
Selling, general and administrative	3,473,017	3,503,147	6,904,448	7,077,414
Total operating expenses	4,306,697	4,361,506	8,539,766	8,722,350

Operating loss	(1,126,096)	(1,983,306)	(2,272,427)	(3,862,033)

Interest expense	589,119	264,830	860,635	524,381
Loss from continuing operations before income taxes	(1,715,215)	(2,248,136)	(3,133,062)	(4,386,414)
Income tax benefit	-	(49,861)	-	(153,033)
Loss from continuing operations	(1,715,215)	(2,198,275)	(3,133,062)	(4,233,381)
Discontinued operations:
Income from discontinued operations	-	142,460	-	437,238
Income tax expense	-	49,861	-	153,033
Income from discontinued operations	-	92,599	-	284,205
Net loss	(1,715,215)	(2,105,676)	(3,133,062)	(3,949,176)
Preferred stock dividend accretion	422,075	393,778	836,890	780,784
Net loss applicable to common stockholders	$(2,137,290)	$(2,499,454)	$(3,969,952)	$(4,729,960)

Loss per common share from continuing
operations - basic and diluted	$(0.08)	$(0.09)	$(0.14)	$(0.18)

Income per common share from discontinued
operations - basic and diluted	$-	$-	$-	$0.01

Per share basic and diluted net loss applicable
to common stockholders:	$(0.08)	$(0.09)	$(0.14)	$(0.17)

Weighted-average number of common
shares outstanding:
Basic and diluted	27,750,172	27,329,831	27,680,980	27,177,915